Filed pursuant to Rule 424(b)(3)
Registration Statement File No. 333-143492

PROSPECTUS SUPPLEMENT DATED JANUARY 16, 2008
TO
PROSPECTUS DATED OCTOBER 2, 2007

ENER1, INC.

This prospectus supplement should be read in conjunction with our prospectus dated October 2, 2007, together with the prospectus supplements filed on October 9, 2007, October 15, 2007, November 2, 2007, November 14, 2007, November 20, 2007, December 10, 2007 and December 20, 2007, and in particular the information described under the heading “Risk Factors” beginning on page 6 of the prospectus.

This prospectus supplement includes the attached Current Report on Form 8-K of Ener1, Inc., filed with the Securities and Exchange Commission on January 16, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 15, 2008

Ener1, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	0-21138	59-2479377
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

500 W. Cypress Creek Road, Suite 100, Fort Lauderdale, Florida		33309
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954 556-4020

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2008, the Board of Directors of Ener1, Inc. ("Ener1" or the "Company") expanded the board to include one additional director and elected Mr. Elliot Fuhr to fill the newly created vacancy. Mr. Fuhr will serve on the Audit Committee of the Board of Directors. Mr. Fuhr will be entitled to receive annual board fees of $40,000 payable $10,000 per quarter and be reimbursed for travel expenses to attend Ener1 board meetings. He will participate in the 2002 Non-Employee Director Stock Participation Plan and initially received 300,000 options to purchase common stock of Ener1 at an exercise price of $0.74 per share. He will receive additional options at the end of each calendar year for each year of service as Director at an exercise price equal to the fair market value of Ener1‘s Common Stock on the date of grant. The options expire ten years after the date of grant. All options will vest one third per year over three years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ener1, Inc.

January 16, 2008	By:	Gerard A. Herlihy
Name: Gerard A. Herlihy
Title: Chief Financial Officer